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                                                                      EXHIBIT 14

                               DONEGAL GROUP INC.

                                 CODE OF ETHICS

         This Code of Ethics of the Company applies to the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer and the Controller of the Company (each, a "Covered Person"). The Covered Persons hold important roles in corporate governance. This Code of Ethics is designed to deter wrongdoing and promote ethical conduct and compliance with applicable laws and regulations.

         Each Covered Person has the obligation to:

         a) Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         b) Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Company or its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by the Company or its subsidiaries;

         c) Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of the Nasdaq Stock Market; and

         d) Promptly report any possible violation of this Code of Ethics to the Audit Committee or any of the persons designated from time to time by the Company's Board of Directors for such purposes.

         Each Covered Person is prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company or its subsidiaries' independent public accountants for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

         Each Covered Person will be held accountable for the Covered Person's adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Covered Person, his or her supervisors or the Company.

         Reporting any possible violation of this Code of Ethics may be made anonymously. Questions regarding the best course of action in a particular situation should promptly be directed to Donald H. Nikolaus, President and Chief Executive Officer, with a copy to the Company's chief legal officer.

As adopted by the Board of Directors on March 19, 2004.

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